EXHIBIT 3.3

FILED # C14257-03
AUG 06 2003
IN THE OFFICE OF
/s/DEAN HELLER
DEAN HELLER SECRETARY OF STATE

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
M.C.F.T.Y. NATIONAL
a Nevada Corporation

1. Devone Desoto is the duly elected and acting Secretary of the corporation herein above named.

2. The Articles of Incorporation shall be amended and restated to read in full as follows:

ARTICLE I.

The name of the corporation shall be The International White Tea Company and shall be governed by Chapter 78 of the Nevada Revised Statutes.

ARTICLE II.

The resident agent is Diane J. Harrison, Esq., 4894 Lone Mountain Road, #162, Las Vegas, Nevada 89130.

ARTICLE III.

The nature of the business of the corporation shall be to develop, produce and market beverages and to engage in any lawful business permitted by the laws of the State of Nevada and desirable to support the continued existence of the corporation.

ARTICLE IV.

The total authorized capital stock of the corporation shall be Twenty-Five Thousand Dollars and NO/100 ($25,000.00). This shall consist of 50,000,000 shares of $0.0005 par value stock. Such capital stock may be paid for in cash, property, or labor and services at a fair valuation to be fixed by the Board of Directors. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Each share of stock shall have voting privileges and will be eligible for dividends.

ARTICLE V.

The governing board of this corporation shall be known as styled directors, and the number of directors may from time to time be increased or decreased in a manner as shall be provided for in the By-Laws of this corporation, provided that the minimum number of directors shall be one (1). Each director shall be of full and legal age. The names and addresses of the first directors are:

Laurie

ARTICLE VI.

The name and address of the original incorporator is:

Michael J. Daniels: 6860 Gulfport Blvd. S., St. Petersburg, Florida 33707.

ARTICLE VII.

The corporation shall have perpetual existence according to NRS 78.035.

ARTICLE VIII.

A quorum of the voting shares necessary to approve any merger that shall cause a replacement of the officers and directors of the corporation shall be seventy-five percent (75%) of the issued and outstanding stock so issued on or before the first day of the month immediately preceding the potential merger. The Board of Directors shall have the sole authority to determine when a merger shall constitute the replacement of the officers and directors. When a merger does not require the replacement of the officers and directors, a simple majority of the voting shares shall constitute approval.

3. The undersigned, being the original incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Nevada, and in pursuance of general corporation laws of the State of Nevada, does make and file this Certificate, hereby declaring and certifying the facts herein above stated are true and correct, and accordingly has set his hand this 28th day of July, 2003.
/s/ MICHAEL J. DANIELS
Michael J. Daniels

I, Devone Desoto being the duly elected and presently serving Secretary of the above named corporation hereby certify that the Board of Directors and the required number of shareholders have approved these Amended and Restated Articles of Incorporation.

/s/ DEVONE DESOTO
Devone Desoto, Secretary